EXHIBIT 99.16

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Balance Sheets
December 31, 2005 and 2004

Assets
	2005	2004

Current Assets
Cash in bank	$972,028	$268,996
Expense and employee receivables	22,000	261,488
Other current assets	159,032	106,157

Total current assets	1,153,060	636,641

Furniture, fixtures, computer equipment and leasehold
improvements, less accumulated depreciation of $2,843
and $137,010, respectively	24,247	522
New World Legacy-vessel, less accumulated
depreciation of $88,436 and $37,901, respectively	709,484	760,019
Investment	405,000	315,000
Other assets	224,061	38,014

Total assets	$2,515,852	$1,750,196

Liabilities and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$165,775	$370,905
Accrued compensation and consulting fees	405,800	431,800
Short-term advances	328,951	369,758
Nonconvertible debentures, net of unamortized discount of
$228,185	2,271,815	-
Interest Payable	1,805,670	-

Total current liabilities	4,978,011	1,172,463

Convertible three year debt	2,477,500	-
Nonconvertible debentures, net of unamortized discount of
$376,834 and $1,051,301, respectively	2,123,166	3,948,699
Interest payable	1,654,302	2,948,687

Total liabilities	11,232,979	8,069,849

Stockholders’ Deficit

Preferred stock; 50,000,000 shares authorized, none	-	-
issued
Common stock; $.001 par value, 300,000,000 shares
authorized; 56,092,190 and 55,340,890 shares issued
and outstanding at December 31, 2005 and 2004,
respectively	56,092	55,341
Additional paid-in capital	12,285,279	11,356,312
Subscribed shares	0	75,250
Development stage deficit	(21,058,498)	(17,806,556)

Total stockholders’ deficit	(8,717,127)	(6,319,653)

Total liabilities and stockholders’ deficit	$2,515,852	$1,750,196

The accompanying notes are an integral part of these financial statements.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Statements of Operations
Since inception and for the years ended December 31, 2005, and 2004

Inception to
	2005		2005	2004

Revenues	$200,927		$1,000	$-

Operating expenses
Compensation and employee benefits	3,764,215		362,690	379,675
Forgiveness of salaries	(663,625)		-	-
Research and development	1,973,387		132,964	250,000
General and administrative	4,493,361		507,735	332,523
Depreciation and amortization	241,470		53,695	38,138
Professional fees	4,482,471		338,578	754,713
Exploration expense	1,058,934		624,260	434,674

Total expenses	15,350,213		2,019,922	2,189,723

Operating loss	(15,149,286)		(2,018,922)	(2,189,723)

Other income (expenses)	751,527		2,631	127,682
Interest expense (net of int. income)	(6,660,739)		(1,235,652)	(898,410)

Net (loss)	$(21,058,498)		$(3,251,943)	$(2,960,451)

(Loss) per basic and diluted share		$	(0.06)	$(0.06)

The accompanying notes are an integral part of these financial statements.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Statements of Cash Flows
Since inception and for the years ended December 31, 2005 and 2004

	Inception to
	2005	2005	2004

Operating activities
Net loss	$(21,058,498)	$(3,251,943)	$(2,960,451)
Adjustments to reconcile net loss
to net cash used in operating
activities:
Depreciation and amortization	324,537	137,980	38,138
Discount amortization	2,490,839	446,282	391,506
Beneficial conversion feature	202,417	202,417	-
Write off employee/expense receivable	239,488	239,488	-
Stock issued for professional services	1,108,960	-	230,000
Increase in accounts payable	927,091	(231,130)	67,438
Increase in interest payable	3,482,841	511,285	455,897
Increase in expense receivable	23,038	-	(40,069)
Other, net	432,103	141,210	248,521

Net cash used in operating activities	(11,827,184)	(1,804,411)	(1,569,020)

Investing activities
Advances under expense receivable	(148,478)	-	(4,443)
Investment in stock	(110,000)	(90,000)	(20,000)
Purchases of furniture, fixtures and computer
equipment	(623,983)	(26,885)	(447,921)

Net cash used in investing activities	(882,461)	(116,885)	(472,364)

Financing activities
Issuance of common stock and warrants	8,761,202	452,556	1,605,985
Short-term advances	898,995	54,437	352,358
Issuance of non-convertible debentures	1,904,142	-	-
Issuance of convertible, three year debt	2,117,334	2,117,334	-

Net cash provided by financing activities	13,681,673	2,624,327	1,958,343

Net increase (decrease) in cash and cash
equivalents	972,028	703,032	(83,041)

Cash and cash equivalents at the beginning
of period	-	268,996	352,037

Cash and cash equivalents at the end of period	$972,028	$972,028	$268,996

The accompanying notes are an integral part of these financial statements.

	ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
		(A Development Stage Enterprise)
	Consolidated Statements of Changes in Stockholders’ Deficit
	Since Inception and for the years ended December 31, 1988 through 2005

	Common Stock		Paid-in	Treasury	Note	Subscribed Development		Total
			Capital	stock	Receivable	Stock	Stage Deficit	Stockholders’
					from			Deficit
					Stockholders
	Shares	Amount

Balance as of April 15, 1988	-	$-	$-	$-	$-	$ -	$ -	$-

Issuance of common stock	68,500	685	34,315	-	-	-	-	35,000
Net loss	-	-	-	-	-	-	-49,132	-49,132

Balance as of December 31, 1988	68,500	685	34,315	-	-	-	-49,132	-14,132

Stock repurchase	-2,000	-	-	-15,000	-	-	-	-15,000
Net loss	-	-	-	-	-	-	-55,407	-55,407

Balance as of December 31, 1989	66,500	685	34,315	-15,000	-	-	-104,539	-84,539

Issuance of common stock	5,000	50	59,950	-	-	-	-	60,000
Net loss	-	-	-	-	-	-	-109,666	-109,666

Balance as of December 31, 1990	71,500	735	94,265	-15,000	-	-	-214,205	-134,205

Issuance of common stock	1,750	18	37,482	-	-	-	-	37,500
Net loss	-	-	-	-	-	-	-72,385	-72,385

Balance as of December 31, 1991	73,250	$753	$131,747	$-15,000 $	-	$ -	$ -286,590	$-169,090

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Deficit (Continued)
Since Inception and for the years ended December 31, 1988 through 2005

	Common Stock		Paid-in	Treasury	Note	Subscribed Development		Total
			Capital	stock	Receivable	Stock	Stage Deficit	Stockholders’
					from			Deficit
					Stockholders
	Shares	Amount

Balance as of December 31, 1991	73,250	$753	$ 131,747	$ -15,000	$-	$ -	$ -286,590	$-169,090

Issuance of common stock	538,950	5,390	138,585	-	-	-	-	143,975
Net loss	-	-	-	-	-	-	-93,747	-93,747

Balance as of December 31, 1992	612,200	6,143	270,332	-15,000	-	-	-380,337	-118,862

Issuance of common stock	15,946	159	155,855	-	-	-	-	156,014
Stock repurchase	-500	-	-	-5,000	-	-	-	-5,000
Stock record adjustments	30	-25	15,971	-	-	-	-	15,946
Adjusted loss – Expense R & D	-	-	-	-	-	-	-380,641	-380,641
Net loss	-	-	-	-	-	-	-100,369	-100,369

Balance as of December 31, 1993	627,676	6,277	442,158	-20,000	-	-	-861,347	-432,912

Issuance of common stock	11,869	119	262,261	-	-	-	-	262,380
Net loss	-	-	-	-	-	-	-265,260	-265,260

Balance as of December 31, 1994	639,545	6,396	704,419	-20,000	-	-	-1,126,607	-435,792

Issuance of common stock	105,155	1,051	371,299	-	-	-	-	372,350
Net loss	-	-	-	-	-	-	-404,316	-404,316

Balance as of December 31, 1995	744,700	7,447	1,075,718	-20,000	-	-	-1,530,923	-467,758

Issuance of common stock	36,660	367	619,902	-	-	-	-	620,269
Stock repurchase	-7,500	-75	75	-250,000	-	-	-	-250,000
Net loss	-	-	-	-	-	-	-742,022	-742,022

Balance as of December 31, 1996	773,860	$7,739	$1,695,695	$ -270,000	$-	$ -	$ -2,272,945	$-839,511

	ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
	(A Development Stage Enterprise)
	Consolidated Statements of Changes in Stockholders’ Deficit (Continued)
	Since Inception and for the years ended December 31, 1988 through 2005

	Common Stock		Paid-in	Treasury Note receivable Subscribed Development				Total
			Capital	stock	from	Stock	Stage Deficit	Stockholders'
					Stockholders'			Deficit
	Shares	Amount

Balance as of December 31, 1996	773,860	$7,739	$ 1,695,695	$ -270,000 $	-	$-	$ -2,272,945	$-839,511

Issuance of common stock	47,324	473	1,357,827	-	-	-	-	1,358,300
Stock split- 20 for 1, 5-25-97	15,648,396	156,484	-156,484	-	-	-	-	-
Stock repurchase	-500	-5	5	-10,000	-	-	-	-10,000
Net loss	-	-	-	-	-	-	-2,722,282	-2,722,282

Balance as of December 31, 1997	16,469,080	164,691	2,897,043	-280,000	-	-	-4,995,227	-2,213,493

Issuance of common stock	501,772	5,018	1,424,284	-	-	-	-	1,429,302
Loan to stockholder	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-2,257,981	-2,257,981
Gain from forgiveness of debt	-	-	-	-	-	-	450,526	450,526

Balance as of December 31, 1998	16,970,852	169,709	4,321,327	-280,000	-	-	-6,802,682	-2,591,646

Issuance of common stock	310,428	3,104	542,397	-	-	-	-	545,501
Capital adjustment	-	-	-67,941	-	-	-	-	-67,941
Net loss	-	-	-	-	-	-	-1,560,377	-1,560,377

Balance as of December 31, 1999	17,281,280	172,813	4,795,783	-280,000	-	-	-8,363,059	-3,674,463

Issuance of common stock	329,035	3,290	414,064	-	-	-	-	417,354
Net loss	-	-	-	-	-	-	-1,300,940	-1,300,940

Balance as of December 31, 2000	17,610,315	$ 176,103	$ 5,209,847	$ -280,000 $	-	$-	$ -9,663,999	$-4,558,049

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders’ Deficit (Continued)
Since Inception and for the years ended December 31, 1988 through 2004

	Common Stock		Paid-in	Treasury Note receivable Subscribed Development				Total
			Capital	stock	from	Stock	Stage Deficit Stockholders'
					Stockholders'			Deficit
	Shares	Amount

Balance as of December 31, 2000	17,610,315 $	176,103	$ 5,209,847	$ -280,000 $	-	$-	$-9,663,999	$-4,558,049

Stock effect of reverse merger	2,230,000	2,230	33,270	-	-	-	-	35,500
Retirement of treasury stock	-	-	-280,000	280,000	-	-	-	-
Issuance of common stock	2,225,933	2,226	860,672	-	-	-	-	862,898
Issuance of warrants	-	-	88,688	-	-	-	-	88,688
Capital effect of reverse merger	-	-158,493	158,493	-	-	-	-	-
Adj. Development state deficit	-	-	-	-	-	-	-9,567	-9,567
Net loss	-	-	-	-	-	-	-2,172,985	-2,172,985

Balance as of December 31, 2001	22,066,248	22,066	6,070,970	-	-	-	-11,846,551	-5,753,515

Issuance of common stock	7,700,000	7,700	856,833	-	-	-	-	864,533
Subscribed stock	-	-	-	-	-	90,000	-	90,000
Issuance of warrants	-	-	61,036	-	-	-	-	61,036
Stock record adjustment	53,921	54	-	-	-	-	-	54
Notes receivable for exercised	-	-	-	-	-302,896	-	-	-302,896
options
Net loss	-	-	-	-	-	-	-1,868,697	-1,868,697

Balance as of December 31, 2002	29,820,169	29,820	6,988,839	-	-302,896	90,000	-13,715,248	-6,909,485

Issuance of common stock	16,145,975	16,146	1,234,193	-	-	-90,000	-	1,160,339
Subscribed stock	-	-	-	-	-	274,975	-	274,975
Notes receivable for exercised	-	-	-	-	65,721	-	-	65,721
options
Net loss	-	-	-	-	-	-	-1,130,857	-1,130,857

Balance as of December 31, 2003	45,966,144 $	45,966	$ 8,223,032	$ -	$-237,175 $	274,975 $	-14,846,105	$-6,539,307

	ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
	(A Development Stage Enterprise)
	Consolidated Statements of Changes in Stockholders’ Deficit (Continued)
	Since Inception and for the years ended December 31, 1988 through 2005

	Common Stock		Paid-in	Treasury Note receivable		Subscribed	Development	Total
			Capital	stock	from	Stock		Stage Deficit Stockholders'
					Stockholders'			Deficit
	Shares	Amount

Balance as of December 31, 2003	45,966,144 $	45,966 $	8,223,032	$-	$-237,175 $	274,975	$-14,846,105 $	-6,539,307

Issuance of common stock	9,374,746	9,375	2,713,280	-	-	-274,975	-	2,447,680
Subscribed stock	-	-	-	-	-	5,250	-	5,250
Issuance of warrants	-	-	420,000	-	-	70,000	-	490,000
Notes receivable for exercised options	-	-	-	-	237,175	-	-	237,175
Net loss	-	-	-	-	-	-	-2,960,451	-2,960,000

Balance as of December 31, 2004	55,340,890 $	55,341 $ 11,356,312		$-	$-	$75,250	$-17,806,556 $	-6,319,653

Issuance of common stock	751,300	751	266,816	-	-		-	267,567
Subscribed stock	-	-	-	-	-	-75,250	-	-75,250
Issuance of warrants	-	-	459,735	-	-		-	459,735
Beneficial conversion feature	-	-	202,417	-	-	-	-	202,417
Net loss	-	-	-	-	-	-	-3,251,943	-3,251,943

Balance as of December 31, 2005	56,092,190 $	56,092 $ 12,285,280 $ -			$-	$-	$-21,058,499 $	-8,717,127

Note A - See Schedule of Stock Issuances below

The accompanying notes are an integral part of these financial statements.

Note A – Schedule of Stock Issuances
	ADMIRALTY HOLDING COMPANY AND SUBSIDARIES
	(A Development Stage Enterprise)
		Schedule of Stock Issuances
	Since Inception and for the years ended December 31, 1988 through 2005
Date	Year	# of Shares	Consideration Received

Balance as of April 15, 1988		0
	Year 1988	68,500	Private placement, average issue price $0.51
Balance as of December 31, 1988		68,500
	Year 1989	(2,000)	Shares repurchased at issue price, $7.50 per share
Balance as of December 31, 1989		66,500
	Year 1990	5,000	Private placement, average issue price $12 per share
Balance as of December 31, 1990		71,500
	Year 1991	1,750	Private placement, average issue price $21.429 per share
Balance as of December 31, 1991		73,250
	Year 1992	538,950	Rights offering exercised $0.15, average issue price for 1992 $0.27
Balance as of December 31, 1992		612,200
	Year 1993	15,946	Private placement, average issue price $10.78 per share
	Year 1993	(500)	Shares repurchased at issue price
	Year 1993	30	Stock record adjustments
Balance as of December 31, 1993		627,676
	Year 1994	11,869	Private placement, average issue price $22.11 per share
Balance as of December 31, 1994		639,545

	ADMIRALTY HOLDING COMPANY AND SUBSIDARIES
		(A Development Stage Enterprise)
		Schedule of Stock Issuances - Continued
	Since Inception and for the years ended December 31, 1988 through 2005
Date	Year	# of Shares	Consideration Received

Balance as of December 31, 1994		639,545
	Year 1995	105,155	Private placement, average issue price $3.54 per share
Balance as of December 31, 1995		744,700
	Year 1996	36,660	Private placement, average issue price $16.92 per share
	Year 1996	(7,500)	Stock repurchase from an officer, price of $33.33 per share
Balance as of December 31, 1996		773,860
	May 25, 1997	15,648,396	Stock split declared 20 for 1 in form of 19 shares for 1 dividend, non-cash
	Year 1997	47,324	Private placement, average issue price $28.70 per share
	Year 1997	(500)	Stock repurchased from shareholder
Balance as of December 31, 1997		16,469,080
	Year 1998	501,772	Private placement, average issue price $2.85 per share
Balance as of December 31, 1998		16,970,852
	Year 1999	310,428	Private placement, average issue price $1.76 per share
Balance as of December 31, 1999		17,281,280
	Year 2000	329,035	Private placement, average issue price $1.27 per share
Balance as of December 31, 2000		17,610,315

	ADMIRALTY HOLDING COMPANY AND SUBSIDARIES
		(A Development Stage Enterprise)
		Schedule of Stock Issuances - Continued
	Since Inception and for the years ended December 31, 1988 thru 2005

Date	Year	# of Shares	Consideration Received

Balance as of December 31, 2000		17,610,315

	May 25, 2001	2,230,000	Note 1 - Beginning balance effects of merger
	Various	360,500	Cash of $1 and $1.50 per share totaling $363,750
	March 9, 2001	90,360	Non-cash, conversion of notes payable, equivalent to $.50/share
	May 25, 2001	15,073	Non-cash, stock for invoice payment equivalent to $1.00/Share
	August 21, 2001	445,000	Non-cash, payment of consulting fees, equivalent to $.245/Share
	September 20, 2001	1,165,000	Non-cash, payment of consulting fees, equivalent to $.245/Share
	November 20, 2001	150,000	Non-cash, payment of consulting fees, equivalent to $.20/Share

Balance as of December 31, 2001		22,066,248

	Various	4,500,000	Options exercised for cash and notes $.10 to $.36 per share
	January 23, 2002	750,000	Non-cash, payment of consulting fees, $.36 per share
	June 18, 2002	1,000,000	Non-cash, payment of consulting fees, $.09 per share
	September 4, 2002	1,450,000	Non-cash, payment of consulting fees, $.07 per share
	December 31, 2002	53,921	Stock record adjustment

Balance as of December 31, 2002		29,820,169

	ADMIRALTY HOLDING COMPANY AND SUBSIDARIES
		(A Development Stage Enterprise)
		Schedule of Stock Issuances -Continued
	Since Inception and for the years ended December 31, 1988 thru 2005

Date	Year	# of Shares	Consideration Received

Balance as of December 31, 2002		29,820,169

	Various	1,400,000	Private Placement, Stock issued at $.25 per share
	Various	504,708	Non-cash, conversion of debt, equivalent to $.05/share
	Various	558,592	Non-cash, conversion of debt, equivalent to $.25/Share
	February 26, 2003	600,000	Restricted Stock issued at $0.25 per share
	October 2, 2003	1,821,250	Private Placement, Stock issued at $.08 per share
	November 18, 2003	1,599,469	Non-cash conversion of debt, equivalent to $0.0325 per share
	November 20, 2003	3,000,000	Restricted Stock issued at $0.03 per share
	November 20, 2003	375,000	Restricted Stock issued at $0.04 per share
	November 21, 2003	200,000	Non-cash, conversion of debt, equivalent to $.123/share
	December 2, 2003	2,173,913	Non-cash, conversion of debt, equivalent to $.023/share
	December 2, 2003	3,913,043	Non-cash, conversion of debt, equivalent to $.025/share

Balance as of December 31, 2003		45,966,144

	Various	3,590,000	Private Placement, Stock issued at $.25 per share
	Various	722,858	Private Placement, Stock issued at $.70 per share
	Various	1,843,188	Non-cash conversion of debt, equivalent to $0.25 per share
	February 25, 2004	91,111	Non-cash conversion of debt, equivalent to $0.05 per share
	March 23, 2004	319,732	Non-cash conversion of debt, equivalent to $0.02626 per share
	April 2, 2004	150,000	Restricted Stock, Option exercise $0.09 per share
	April 2, 2004	150,000	Restricted Stock, Option exercise $0.18 per share
	July 16, 2004	500,000	S-8 Stock Issued on warrant exercise $0.12 per share
	July 18, 2004	150,000	Restricted Stock, warrant exercise $0.10 per share
	August 18, 2004	150,000	Restricted Stock, warrant exercise $0.20 per share
	September 7, 2004	500,000	Non-cash, Restricted Stock issued for goods & services $.46 per share
	December 31, 2004	157,857	Non-cash, Restricted Stock issued for goods & services $.70 per share
	December 22, 2004	1,050,000	Restricted Stock, Non-cash investment, Nova Marine Exploration $0.30

Balance as of December 31, 2004		55,340,890

	ADMIRALTY HOLDING COMPANY AND SUBSIDARIES
		(A Development Stage Enterprise)
		Schedule of Stock Issuances -Continued
	Since Inception and for the years ended December 31, 1988 thru 2005

Date	Year	# of Shares	Consideration Received

	January 11, 2005	7,500	Non-cash, Restricted Stock issued at $.70 per share, PPM Fees paid in kind
	January 26, 2005	3,000	Non-cash, Restricted Stock issued at $.70 per share, PPM Fees paid in kind
	January 24, 2005	100,000	Restricted Stock issued, exercise of warrants, equiv. to $0.001 per share
	March 25, 2005	100,000	Restricted Stock issued, warrant exercise at $.25 per share
	June 13, 2005	19,200	Non-cash, Restricted Stock issued for goods & services at $.25 per share
	June17, 2005	21,600	Non-cash, Restricted Stock issued for goods & services at $.46 per share
	December 23, 2005	500,000	Non-cash, Stock (SB2) issued in exchange for partial debt redemption

Balance as of December 31, 2005		56,092,190

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements December 31, 2005 and 2004

Note 1 – Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Admiralty Holding Company, (formerly Ruby Mining Company), (the “Company”), and it’s wholly owned subsidiaries, Admiralty Corporation, and Admiralty Marine Operations, Ltd., are a development stage enterprise. The Company’s primary offices are operated primarily as a virtual Company, with a domicile located in Douglasville, Georgia. During the second quarter of 2001, the Company reorganized by entering into a stock purchase agreement with Admiralty Corporation whereby the Company issued shares of its common stock in exchange for all of the outstanding common stock of Admiralty Corporation. The reorganization was accounted for as a recapitalization of Admiralty because the shareholders of Admiralty controlled the Company immediately after the acquisition. Accordingly, there was no adjustment to the carrying value of the assets or liabilities of Admiralty resulting from the recapitalization. Admiralty is now a wholly owned subsidiary of the Company. The Company is the acquiring entity for legal purposes and Admiralty is the surviving entity for accounting purposes. The primary business of Admiralty is now that of the Company.

Admiralty Corporation was incorporated in the State of Georgia in 1988. Since inception, Admiralty has undertaken to fund and conduct research to develop a remote sensing nonferrous metal detection device referred to by Admiralty as ATLIS . Upon completion of research, development and testing, the Company intends to use the device to locate, identify, and quantify gold and silver bullion, coins, and artifacts located on and beneath the ocean floor. The Company believes that much of these artifacts are located in waters governed by foreign countries. Accordingly, the Company is developing relationships with these countries to permit the Company to seek historical shipwreck sites in these waters.

During 2004, the Company organized Admiralty Marine Operations, Ltd., as a wholly owned subsidiary. Admiralty Marine Operations, Ltd., through capitalization from the Company, acquired the New World Legacy, a research vessel, for cash consideration of $447,921 and for equity instruments of the Company valued at $350,000.

The Company is a development stage enterprise and is primarily funding and conducting research to develop ATLIS™. As of the Company’s current year-end, the Company does have sufficient funds to complete development of the ATLISä technology, fund administrative expenses and conduct initial explorations, which may result in starting recoveries but may not be enough to recognize revenues. Management believes that sufficient capital to continue research, development and operating activities can be obtained through private and public placements of equity and debt securities. Management recognizes that additional capital will be needed to pay debt, continue research, development and operations and is working with various financial advisors to facilitate private placements and a public offering of the Company’s common stock. In addition, the Company is proceeding with opportunities for partnering or forming alliances with other exploration companies. The success of the Company is dependent upon management’s ability to implement this plan.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 1 – Nature of Business and Summary of Significant Accounting Policies-continued

Nature of Business –continued

During 2004 and 2005, the Company began surveys of several sites and discovered a number of historic wrecks on Company permitted and controlled sites. A partial recovery was started on a site granted to the Company by a US Federal District Court (an “arrested” site). The Company intends to continue recovery operations at this site in 2006. The Company also has sought to utilize its ship to perform surveys for other entities for both a percentage and/or for hire in order to generate revenues and defray the ship’s operating expenses.

The Company may face serious liquidity issues in 2006, if those issues are successfully resolved, again in 2007 as a result of the maturity of certain debentures issued by the Company in 1996 and 1997. One of two senior and junior debentures issued by the Company will be due and payable on September 30, 2006 (with the remaining senior and junior debentures to be due and payable on August 22, 2007). The total amount of principal and interest which will be due and payable under the debentures maturing on September 30, 2006 is $3,978,630 and the total amount of principal and interest which will be due and payable under the debentures maturing on August 20, 2007 is $4,000,000. These debentures were issued as senior nonconvertible 6% debentures to an Austrian investment bank in the aggregate principal amount of $4,000,000 and as substantially identical junior 6% nonconvertible debentures to the financial organization responsible for introducing the bank to the Company in the aggregate principal amount of $1,000,000. Management is currently considering several alternative contingency plans in order to avoid defaulting in the repayment of these debentures and it is confident that an arrangement can be made which will prevent an incident of default, although no such arrangement has yet been finalized. Management has been in discussions with the holders of the senior debentures in an effort to negotiate an accommodation by such holders regarding the maturity date and a restructuring of the terms of the indebtedness by the parties. Accommodation and restructuring plans being considered involve several possibilities, including, but not limited to, a cash payment or the addition of specific collateral to secure repayment in return for an extension of the maturity dates, conversion of some or all of the indebtedness into common and/or preferred stock or some other equity security or debt instrument, or acceptance by the holders of a lesser amount of cash than the total due as payment in full. No assurance is or can be given that the debentures will not go into default, which in turn would have an extremely adverse effect on the Company, particularly so because such a default would also trigger a default of the callable secured convertible notes held by The NIR Group, which in turn could result in the holders of those notes exercising their rights under their blanket security and pledge agreements entered into with the Company.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Summary of Significant Accounting Policies

Method of Accounting

The accompanying financial statements include the accounts of Admiralty Holding Company, Admiralty Corporation, and Admiralty Marine Operations, Ltd., and have been prepared on the accrual basis of accounting. Under the accrual method, revenues are recognized when earned and expenses are recognized when the related goods or services are received. Significant intercompany accounts are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the financial statements.

Cash in Bank

Cash in bank consists of demand deposits and cash equivalents. The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Equipment – Exploration Vessel

Furniture, fixtures, computer equipment, and exploration assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the lease term.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standard No. 109. Under the asset and liability approach deferred tax assets and liabilities are recognized for the future tax benefit and expense which is expected to arise from differences between asset and liability amounts reported for financial statement and tax purposes. Tax assets may also be recognized for net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES

(A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 1 – Nature of Business and Summary of Significant Accounting Policies-continued

Summary of Significant Accounting Policies - continued

Research and Development

The Company’s research and development expenses represent payments and amounts due to Larsen Laboratory for development of the ATLISÔ nonferrous metal detection device. Larsen Laboratory is solely owned by a stockholder and former director of the Company. In 2005, the Company paid directly most of the costs associated with the production of the ATLISÔ field detection device. At December 31, 2005 and 2004, amounts payable to Larsen Laboratory for these services were $85,000 and $85,000, respectively. The Company paid to Larson Laboratories $42,188 and $250,000 in 2005 and 2004, respectively, for development of the ATLIS™ field unit.

The Company expenses research and development costs, including the cost of materials used in pre-operating prototypes, when incurred.

Financial Instruments

Financial instruments include cash in bank, accounts payable, accrued compensation and consulting fees, convertible debt, non-convertible debentures and interest payable. These amounts are recorded at historical cost basis, which approximates fair value. Cash balances in financial institutions periodically exceed insured amounts. These balances are held by national financial institutions and management believes any credit risk of loss related to these amounts is remote.

Stock-Based Compensation

The Company accounts for stock-based compensation utilizing the intrinsic value method. See Note 5 for additional information regarding the Company’s stock based compensation. Presented below is certain financial information of the Company with comparative proforma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 1 – Nature of Business and Summary of Significant Accounting Policies-continued

Stock-Based Compensation – continued

	2005	2004

Net Loss as reported	$(3,251,943)	$(2,960,451)
Basic and diluted loss per share
as reported	$(0.06)	$(0.06)
Stock-based employee compensation
cost included in net loss as reported	$-	$-
Stock based employee compensation
cost based on fair-value method	$-	$-
Proforma net loss including stock-based
compensation cost based on fair-value
method	$(3,251,943)	$(2,960,451)
Proforma basic and diluted loss per share
including stock-based compensation cost
based on fair-value method	$(0.06)	$(0.06)

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this Statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R will be adopted by the Company January 1, 2006. The Company expects that the adoption of this Statement will not have a material impact on the financial statements of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS No. 153 is not expected to have a material impact on the financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections -- a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This Statement requires

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements -- continued December 31, 2005 and 2004

Note 1 – Nature of Business and Summary of Significant Accounting Policies-continued

New Accounting Pronouncements - continued

retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the financial statements of the Company.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of FAS No. 155 is not expected to have a material impact on the financial statements of the Company.

Note 2 – Nonconvertible Debentures and Convertible Notes

In 1996, the Company issued a senior nonconvertible 6% debenture to an Austrian bank in the amount of $2,000,000 and a substantially identical junior nonconvertible 6% debenture in the amount of $500,000 to the financial organization, which identified the Austrian Bank as a potential investor in the Company. In 1997, the Company issued identical senior and junior debentures. Total net proceeds from the issuance of the debentures were $1,760,000. The excess of the $5,000,000 aggregate value of the debentures over the $1,760,000 of proceeds represents a discount on the debenture and fees charged by the parties for the investment. This discount and the related fees are being amortized over the life of the debentures. At December 31, 2005 and 2004 the unamortized discount and fees were $605,019 and $1,051,301. The approximate effective interest rate of the debentures is 12%.

In 2005, the Company issued a total of $2,500,000 three year notes, bearing interest at 8%, to a total of four funds collectively known as the NIR Group of Roslyn, NY. Interest is payable quarterly. Eight months of interest was prepaid at the time of the issuance of each note in three different tranches each during the last three quarters of 2005. The notes are convertible into common stock of the Company under a registration statement declared effective December 23, 2005. The conversion of the debt to the common stock of the Company is at the option of the holder and may be exercised at any time. The debt is convertible at a per-share price of the lesser of $0.15, or the average of the lowest intra-day trading prices of the Company’s common stock on the 20 days prior to the conversion. The Company has determined that a beneficial conversion feature exists with respect to the conversion as the conversion price at the commitment date (date the debt was issued) was less than the market price of the stock. The Company recorded a charge to interest expense of $202,417 for the beneficial conversion feature. The Company also issued 9,615,385 five year

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 2 – Nonconvertible Debentures and Convertible Notes - continued

warrants exercisable at $0.25 a share to the note holders and 961,539 of the same warrants to the designees of the underwriters as part of the agreements associated with this financing. The agreements also pledge the assets of the Company to the note holders. Additionally, the CEO and CFO of the Company agreed to pledge their share holdings to the note holders as additional collateral. The notes may be prepaid at any time for a premium of 150% of the outstanding principal at the time of prepayment. The agreement also requires that Keyman life insurance be issued, with the Company as named beneficiary, for the CEO and CFO. The debt matures in 2008. During 2005 the note holders converted $22,500 of the debt for the issuance of 500,000 shared of common stock.

The debentures and interest are due and payable on September 30, 2006 and August 22, 2007, with $2.5 million plus accrued interest due on each date to the extent payment has not been made by the Company previously. The lender of the senior subordinated debenture is entitled to receive 1% of the Company’s reported net income, payable quarterly; at such time net income is reported, for each $100,000 of principal amount of the debt which is outstanding. In addition, 50% of the outstanding principal amount is required to be repaid in the event the Company completes an initial public offering. In the event and to the extent that prepayments occur as required by the agreements, the unamortized discount will be recalculated using the interest method and a pro rata portion of the discount will be expensed at the time of the prepayment.

All interest incurred during 2005 and 2004 was expensed.

Note 3 – Investment in Nova Ray, Inc.

In 2004, the Company entered into a Stock Purchase Agreement (the “Agreement”) with another entity, Nova Ray, Inc. (Nova), under which the Company would issue 1,050,000 shares of the Company’s common stock in exchange for 140,000 shares of Nova common stock. The transaction was executed in December 2004. The shares issued by the Company were restricted shares. The Agreement also provides that the Company may acquire an additional 210,000 shares of common stock of Nova for additional consideration. During 2005 the Company acquired additional shares of common stock of Nova for $90,000.

The 140,000 shares of Nova, non-voting common stock acquired by the Company represents an approximate 10% interest in Nova. The Company is accounting for this investment at cost, and based the initial cost valuation on the fair value of the Company stock issued in exchange for the Nova stock at the transaction date.

The Company believes that the investment relationship established by the Agreement will create a synergistic relationship amongst the parties in which they would cooperate going forward on exploration projects and would be able to jointly utilize the technologies and capabilities of both companies.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 4 – Short-Term Advances and Notes Payable

At December 31, 2005 and 2004, the Company had outstanding $328,951 and $369,758, respectively, of short-term interest bearing advances and notes payable, primarily from related parties. During 2004, the Company settled or exchanged for stock all prior year notes payable, with the exception of $17,400 due to a related party who performs legal services for the Company. For the amounts outstanding at December 31, 2005, $50,000 bears an interest rate of 6.75% and matures in 2011, which was loaned to the Company by a shareholder during 2004. Additionally, during 2004 the same shareholder loaned the Company $150,000, which was outstanding as of December 31, 2004, bears interest at 6.75% and matures in 2011. An additional $128,950 of the amount outstanding at December 31, 2005, was loaned to the Company by an executive officer and bears interest at 6.75% and matures in 2011.

Note 5 - Stock Options and Warrants

The Company may grant stock options to the Company’s officers, directors, key employees, and consultants to purchase the Company’s common stock. Options are granted to purchase common stock shares at a price not less than fair market value of the stock at the date of grant as established by the Board of Directors. The Company may grant either incentive or nonqualified stock options to employees of the Company, but only nonqualified options may be granted to non-employee directors or consultants. Options expire not later than 10 years after the grant date, and have a maximum 10-year vesting term.

The Company made available 1,448,700 shares for issuance of stock options as of December 31, 2001. During 2002, the Company made available an additional 4,500,000 stock options under its 2002 Stock Option Plan. During 2005 the Company made available an additional 5,000,000 shares of common stock for issuance of stock options. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the number of shares covered by each option. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” in October 1995. The Company has adopted SFAS No. 123 and as permitted by that Statement has elected to present pro forma fair-value stock-based compensation information as notes to the financial statements. The proforma presentation is presented in Note 1 to the financial statements.

The following table summarizes stock option activity over the past two years for options issued:

		Weighted-
	Number of	Average
	Shares	Exercise Price

Options outstanding at January 1, 2004	768,200	$ 1.46
Granted	-	-
Exercised	-	-
Canceled or Expired	290,700	2.03

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES
(A Development Stage Enterprise)

Notes to Financial Statements - continued
December 31, 2005 and 2004

Note 5 - Stock Options and Warrants - continued

		Weighted-
	Number of	Average
	Shares	Exercise Price

Options outstanding at December 31, 2004	477,500	$1.12
Granted	-	-
Exercised	-	-
Canceled or Expired	-	-

Options outstanding at December 31, 2005	477,500	1.12

Options exercisable at December 31, 2004	477,500	1.12

Options exercisable at December 31, 2005	477,500	1.12

For options outstanding and exercisable at December 31, 2005, the exercise prices and average remaining lives were:

Options Outstanding				Options Exercisable

		Weighted-
		Average
Range of	Number	Remaining Life	Weighted-	Number	Weighted-Average
Exercise	Outstanding at	in	Average	Exercisable at	Exercise Price
Prices	12/31/05	Years	Exercise	12/31/05
			Price

$ 1.00	450,000	1.42	$1.00	450,000	$1.00
$ 3.00	27,500.64		$3.00	27,500	$3.00

	477,500	1.37	$1.12	477,500	$1.12

At December 31, 2005, the Company had 32,260,900 outstanding warrants to purchase one share of common stock per warrant at prices ranging $.05 per share to $7.00 per share. The warrants were issued in connection with the Company obtaining short-term notes payable, various and multiple financing arrangements, and in connection with the 2001 reorganization of the Company.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 6 – Preferred Stock

During 2005 the Company authorized 50,000,000 shares of preferred stock that may be issued by the Company. The Board of Directors may issue this stock at its discretion, and the terms of the issuance of the preferred stock may include a liquidation preference, a dividend preference, or other terms as determined by the Board.

Note 7 – Loss Per Share

The computation of basic and diluted earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented, plus, when their effect is dilutive, additional shares assuming the exercise of certain vested stock options and warrants, in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Diluted per share amounts have not been presented in the accompanying statements of operations as their effect is anti-dilutive. The Company’s loss from operations as presented on the Statement of Operations was used in the loss per share calculation. The weighted average number of shares outstanding for 2005 was 55,716,540 and for 2004 were 50,951,007.

Note 8 – Income taxes

The Company has available unused operating loss carryforwards of approximately $21million resulting in a deferred tax-asset of approximately $4 million which may be applied against future taxable income and which expires in various years from 2006 to 2020. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the amount of the recognized benefit for the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards.

Note 9 – Related party transactions

At times the Company may enter into transactions with related parties. During 2005, these transactions included the issuance of 1,052,451 three year warrants to employees and consultants, in exchange for $102,745 in expenses and consulting fees payable, and are exercisable at prices between $0.35 to $0.36 a share. This includes the issuance of 226,310 three year warrants exercisable at $0.35 per share issued to Paul Collingwood, our web master, who is the son G. Howard Collingwood, our CEO. In addition, the Company paid $7,032 to Paul Collingwood for his webmaster services.

Subsequent to the end of 2005, the company settled a lawsuit against Herbert C. Leeming, former CEO and director of the Company. As a consequence, at December 31, 2005, the Company wrote off a note receivable of approximately $73,000 from this executive officer of the Company. Also, the Company had an expense advance receivable of approximately $155,000 from the same former executive officer of the Company as well as salary payable to him of $50,000 and miscellaneous cash advance amounts due the Company, all of which were written off in respect to the settlement of the lawsuit.

ADMIRALTY HOLDING COMPANY AND SUBSIDIARIES (A Development Stage Enterprise)

Notes to Financial Statements - continued December 31, 2005 and 2004

Note 9 – Related party transactions - continued

At December 31, 2005, the Company expensed legal fees of $41,750 against a retainer recorded the previous year. For the year ended December 31, 2004 the Company issued 157,857 shares of restricted unregistered common stock of the Company as retainer payment for future services to be provided for the Company, valued at approximately $110,500. Of these shares, 142,857 shares were issued to a related party for legal work, and issuances were at $0.70 per share.

Note 10 - Leases

In June 2002, the Company entered into an operating lease for an office facility through July 31, 2005. In July 2003, this lease was amended to reduce the square footage rented by the Company. When the lease matured at the end of July, 2005, the Company elected not to renew its lease in favor of becoming a virtually run Company. At December 31, 2005, the Company maintained nominal short-term leases for records storage and other corporate purposes.

Note 11 - Subsequent Events

In the first quarter of 2006, the Company received $96,000 of revenue from survey operations. The Company’s ship, the R/V New World Legacy has begun to survey several different sites off Florida. Additionally, as mentioned in Note 9 above, the lawsuit against a former executive officer and director was settled.

Note 12 – Commitments and Contingencies

In the normal course of business the Company is subject to various matters of litigation.

The company has entered into numerous equity and debt financing arrangements, some of which mature during 2006, and in the near future. The Company’s liquidity position presently does not provide sufficient funds to satisfy these obligations.

Note 13 – Non-cash Investing and Financing Activities

In connection with the issuance of the three year convertible debt, the Company incurred the following non-cash financing activities:
Prepaid interest	$132,666
Debt issuance costs	$250,000